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                                                                   Exhibit 4(c)

                  THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
                                (THE "COMPANY")
                              2929 ALLEN PARKWAY
                             HOUSTON, TEXAS 77019

                                  ENDORSEMENT

This Endorsement is made a part of the group annuity contract (the "Contract") to which it is attached. This Endorsement shall supersede any inconsistent provisions of the Contract or any endorsement issued prior to or concurrent with this Endorsement. This Endorsement amends the Contract as follows:

Section 6.01 is hereby amended to read as follows:

        (i) PARTICIPANT CERTIFICATES - We will maintain individually allocated Participant Accounts and issue certificates to each Participant unless this Contract is issued with respect to a nonqualified and unfunded deferred compensation plan, or unless the Plan, pursuant to Section 5.06 ("Plan Provisions") and with the agreement of the Company and in compliance with applicable law, otherwise directs. Each certificate will set forth the benefits to which the Participant is entitled under the Contract. Certificates are not a part of this Contract.

The provisions of this Endorsement shall be effective on the Contract date of issue.

                                                  THE VARIABLE ANNUITY LIFE
                                                  INSURANCE COMPANY

                                                  /s/ Jim Coppedge

                                                  Secretary

 RSUS-714